Exhibit 99.1

Feb. 3, 2005

PNM Resources, Texas Parties Agree on Acquisition Terms

Albuquerque: PNM Resources (NYSE: PNM) announced today it has reached an agreement in Texas and has obtained federal anti-trust clearance - two significant steps in the process of completing its acquisition of Fort Worth-based TNP Enterprises (TNP).

The agreement, reached with several cities, the staff of the Public Utility Commission of Texas (PUC), the Office of Public Utility Counsel, the Texas Industrial Energy Consumers and the Alliance for Retail Markets, is unopposed and was filed today with the PUC. The agreement outlines terms and conditions necessary for the PUC to find the acquisition of TNP and its subsidiaries, Texas-New Mexico Power Co. (TNMP) and First Choice Power, to be consistent with the public interest.

Among other issues, the agreement calls for:

A two-year electric rate freeze that includes a $13 million annual rate reduction in TNMP's retail delivery rates effective May 1, 2005,

An authorized return on equity of 10.25 percent on an implied capital structure of 60 percent debt and 40 percent equity for certain reporting purposes.

The use of a 60/40-percent debt/equity capital structure in TNMP's next base rate case if filed before January 1, 2009, and

A $6 million synergy savings credit amortized over 24 months effective after the close of the transaction.

"This settlement is a result of everyone involved recognizing that our proposed acquisition of TNP makes sense for both companies and Texas consumers," said Jeff Sterba, PNM Resources chairman, president and chief executive officer. "It moves us closer to realizing our projected financial benefits and brings financial stability to TNP, while bringing rate relief to customers and rate stability to TNMP for the next two years."

In addition, PNM Resources was notified late Wednesday the proposed acquisition has received anti-trust clearance under the Hart-Scott-Rodino Act from the Federal Trade Commission.

PNM Resources still needs approval of the acquisition from the New Mexico Public Regulation Commission, the Securities and Exchange Commission and the Federal Energy Regulatory Commission.

In July 2004, PNM Resources announced its proposed $1.024 billion purchase of TNP Enterprises and its subsidiaries. The acquisition and subsequent refinancing of TNP debt and securities are estimated to produce net savings of at least $40 million in annual pre-tax interest expense and $10 million annually of pre-tax synergy savings. These savings are expected to generate at least 10 percent annual accretion to PNM Resources' earnings per share in the first full year after closing and 20 percent accretion to free cash flow.

"We remain on target to achieve our stated goal of $10 million of annual corporate and operational synergy savings," said John R. Loyack, PNM Resources senior vice president and chief financial officer.

In addition, Loyack said the first two completed steps of PNM Resources' financing plan have turned out better than the assumptions in the original estimate of $40 million annually. The company had originally disclosed its intent to issue $100 million of debt at 8 percent interest. PNM Resources since has entered into a floating-to-fixed interest rate swap that locks the interest on $100 million at 4.97 percent through November 2009. In addition, the company achieved a 6.625 percent interest rate on equity-linked securities to be issued to Cascade Investment LLC.

PNM Resources has entered into negotiations with New Mexico parties in an effort to develop an agreement that would be presented to state regulators. The transaction is expected to close soon after all regulatory approvals are obtained.

PNM Resources is an energy holding company based in Albuquerque, New Mexico. PNM, the principal subsidiary of PNM Resources, serves about 471,000 natural gas customers and 413,000 electric customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this release and documents the Company files with the SEC that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies, both with respect to the Company and with respect to the proposed acquisition of TNP Enterprises, Inc., are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, PNM Resources cautions you not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include risks and uncertainties relating to the receipt of regulatory approvals of the proposed acquisition of TNP Enterprises, Inc., the risks that the businesses will not be integrated successfully, the risk that the benefits of the acquisition will not be fully realized or will take longer to realize than expected, disruption from the proposed acquisition making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed acquisition, interest rates, weather, water supply, fuel costs, availability of fuel supplies, risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, the ability of the Company to secure long-term power sales, the risks associated with completion of the construction of Luna Energy Facility, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect PNM Resources and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.